EMPLOYMENT AGREEMENT


	Employment Agreement dated July 31, 2009, between SCIENTIFIC INDUSTRIES, INC., a Delaware corporation 70 Orville Drive, Bohemia, New York 11716 (the "Company") and HELENA R. SANTOS, an individual residing at 16 Gerta Court, Selden, New York 11784, ("Employee").

                              WITNESSETH:

	WHEREAS, Employee has been employed as a senior executive officer of the Company since 1997 with the two year period ended December 31, 2008 covered by an Employment Agreement dated December 29, 2006, and the Company and Employee desire that although she has continued to be employed as President, Chief Executive Officer and Chief Financial Officer since January 1, 2009 through the date hereof, the Employee continue to be employed through December 31, 2010 as a senior executive officer of the Company with the employment for the two year period then ended be on the terms and conditions hereinafter contained;

	NOW, THEREFORE, it is hereby agreed as follows:

1.	Employment.  The Company hereby employs and Employee agrees to be employed as a senior executive officer of the Company for the Term as defined in Section 2 to perform the duties described in Section 3 hereof.

2.	Term.  The employment of Employee by the Company pursuant hereto shall be for the period from January 1, 2009 through December 31, 2010, unless terminated earlier pursuant to the provisions of Section 7 hereof; such period is herein referred to as the "Term".

3.	Duties.  Employee has devoted and shall devote her full time to the affairs and business of the Company in such senior executive positions or offices as the Board of Directors (the "Board") shall designate. For the purposes of this Agreement, senior executive offices means any one or more of the following: President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Executive Vice President and Treasurer, it being agreed that Employee may hold more than one executive office, provided that her duties will not require her to devote more time to the performance of her duties on behalf of the Company than is reasonable. As a senior executive officer Employee shall report directly to the Board through the Chairman of the Board of the Company. Employee shall use her best efforts to promote the interests and welfare of the Company. The duties shall be principally performed at the principal executive offices of the Company.

4.	Salary.  As her compensation hereunder, Employee shall be paid by the Company a base salary for the 12 months ended December 31, 2009 of $130,000 and for the 12 months ended December 31, 2010, a base salary to be determined by the Board of Directors but not less than $130,000. The base salary shall be payable in equal weekly installments. The Company shall also pay to Employee for her services for the first year of the Term a bonus of $5,000 payable no later than March 1, 2010 in light of her expanded duties through the date hereof. Her bonus, if any, for the 12 months ending December 31, 2010 shall be determined by the Board in its sole discretion. The Board in determining her base salary for 12 months ending December 31, 2010 and the amount of a bonus, if any, shall consider the achievement and surpassing of goals or projections set forth or referred to in the operation plan for the relevant period approved by the Board, including but not limited to, cash flow and earnings; the Employee's performance of her executive responsibilities, and such other criteria as the Board deems relevant.

5.	Expenses.

a.	Subject to the authorization of the Board, Employee will be
authorized to incur reasonable and necessary expenses in connection with the discharge of Employee's duties and in promoting the business of the Company. The Company will, according to its practices, reimburse Employee for all such expenses upon presentation of a properly itemized account of such expenditures, setting forth the business reasons for such expenditures on a timely basis.

b.	Employee agrees to cooperate with the Company in the Company's efforts to obtain and maintain a term insurance policy on the life of Employee with the Company as sole beneficiary in such principal amount as may be determined by the Board, currently anticipated to be $500,000.

6.	Other Benefits; Vacation.

a.	Employee shall be entitled to receive from the Company such
medical, hospital and disability benefits, life insurance coverage, holiday and sick pay consistent with those made available to the officers of the Company and to participate in the Company's Plan under Section 401(k) of the Internal Revenue Code in accordance with its terms.

b.	Employee shall be entitled to an annual vacation during each
12 months of employment hereunder in accordance with the Company's employee policy.

7.	Termination.

a.	In the event of Employee's death during the Term, this Agreement shall terminate automatically as of the date of death, except with respect to any accrued but unsatisfied obligations to the date of death.
In the event of Employee's disability (as hereinafter defined) for sixty
(60) consecutive calendar days or ninety (90) calendar days in the aggregate during any twelve (12) consecutive month period within the Term, the Company shall have the right, by written notice to Employee, to terminate this Agreement as of the date of such notice, except with respect to any accrued but unsatisfied obligation to the date of such termination. "Disability" for the purposes of this Agreement shall mean Employee's physical or mental disability so as to render Employee incapable of carrying out Employee's essential duties under this Agreement. In the event of a termination by the Company pursuant to this Section
7(a), the Company shall not be under any further obligation to Employee hereunder except to pay Employee the base salary and benefits accrued and payable up to the date of such termination, and reimburse her for e xpenses accrued and payable under Section 5 hereof through the date of termination.

b.	This Agreement may be terminated by either Employee or the Company
(other than as provided in Section 7(a)) upon thirty (30) days' written notice if, during the Term, the other of them shall be in breach of or in default under any provision of this Agreement. In the event of termination of this Agreement for reason of breach or default by the Company or by the Company without cause, Employee shall have no obligation to mitigate damages and shall not be reduced by any compensation she may receive elsewhere during such period. "Cause" shall mean conviction for a felony or the failure of Employee to cure any of the following by the end of the 10 day period following delivery of written notice of such termination to Employee setting forth: (i) the gross negligence or gross misconduct (including conflict of interest in carrying out Employee's duties under this Agreement), or (ii) the repeated or substantial failure, refusal or neglect to perform Employee's duties in accordance with Paragraph 3 hereof, or (iii) the engaging by Employee in a material act or acts of dishonesty affecting the Company or its subsidiaries, or (iv) alcohol abuse or illegal use of drugs by Employee in a manner materially and repeatedly interfering with performance of Employee's obligations under this Agreement.

c.	If such termination by the Company is made, notice in writing shall be given as set forth in Paragraph 12. If such termination is other than pursuant to Paragraph 7(a) or for Cause, the Company shall pay to Employee severance payments equal to one year's salary at the rate of the compensation Employee is receiving at the time of termination. All such severance payments shall be payable bimonthly over the following 12 months and Employee shall receive the benefits set forth in Paragraph 6(a) for a period of two years from termination.

d.	In the event of termination of the Agreement by reason of breach or default by Employee or for Cause, the Company shall not be under further obligation to Employee except to pay Employee her base salary and benefits accrued and payable up to the date of such termination, and reimburse her for expenses accrued and payable under Section 5 thought the date of termination.

8.	Non-Competition; Non-Interference; Non-Solicitation.

a.	For purposes of this Section 8 and Sections 9 and 10, "Company"
includes each of its subsidiaries.

b.	From the date hereof through the end of the Term, Employee will not, without the express written approval of the Board, directly or indirectly, own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, or be associated with in any way, any business which competes directly or indirectly with the business or proposed business of the Company and its subsidiaries (a "Competitive Business"); provided, however, that Employee may, directly or indirectly, own, invest or acquire an interest in the aggregate of up to one percent (1%) of the capital stock of a corporation whose capital stock is traded publicly.

	Additionally, from the date hereof through the date which is 18 months after the date of termination of employment (the "Restricted Period"), Employee will not, without the express written approval of the Board, directly or indirectly, become associated with a Competitive Business, or otherwise engage in or assist in any enterprise, which develops, markets, sells, manufactures or designs products or accessories currently being sold, developed or contemplated (including those acquired or about to be acquired) by the Company and its subsidiaries, or which hereinafter may be sold, developed or contemplated, by the Company and its subsidiaries as of the date of termination, including, but not limited to, mixers, including vortex mixers, rotating, shaking or oscillating apparatus; thermoelectric apparatus, catalytic research instruments or components thereof, products produced or sold pursuant to the License Agreement between Scientific Industries Inc., and Fluorometrix Corp. as may be amended from time to time or related accessories of the foregoing; or any industrial or laboratory processes, apparatus or equipment (the "Products").

c.	During the Restricted Period, Employee will not without the express prior written approval of the Board of Directors (i) directly or indirectly, in one or a series of transactions, recruit, solicit or otherwise induce or influence any proprietor, partner, stockholder, lender, director, officer, employee, sales agent, joint venturer, investor, lessor, supplier, customer, consultant, agent, representative or any other person which has a business relationship with the Company to discontinue, reduce or modify during the Restrictive Period such employment, agency or business relationship with the Company, or (ii) employ or seek to employ or cause any Competitive Business to employ or seek to employ any person or agent who is then
(or was at any time within one (1) year prior to the date the Competitive Business employs or seeks to employ such person) engaged or retained by the Company or a business acquired or sold by the Company.

9.	Confidential Information.

a.	Employee agrees that during and after the Term Employee will not, directly or indirectly, disclose to any person, or use or otherwise exploit for the benefit of Employee or for the benefit of anyone other than the Company or a subsidiary, any Confidential Information (as defined in Section 9(c)). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any therefor is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.

b.	At the request of the Company, Employee agrees to deliver to the
Company, at any time during the Term, or thereafter, all Confidential Information which Employee may possess or control. Employee agrees that all Confidential Information of the Company or a subsidiary (whether now or hereafter existing) conceived, discovered or made by Employee during the Term exclusively belongs to the Company or a subsidiary (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

c.	"Confidential Information" means any confidential information including, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, vendor lists, customer pricing or terms, details of client or consultant contracts, pricing policies, cost information, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any business, scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements, information relating to the products currently being sold, developed or contemplated, by the Company, or which hereinafter may be sold, developed or contemplated, by the Company through the date of termination of the Term, including, but not limited to, the Products or other proprietary or intellectual property of the Company or a subsidiary, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof. The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by Employee not permissible hereunder.

10.	Remedies.

a.	Nothing herein contained is intended to waive or diminish any rights the
Company may have at law or in equity at any time to protect and defend its legitimate property interests including its business relationship with third parties, the foregoing provisions being intended to be in addition to and not in derogation or limitation of any other rights the Company may have at law or in equity.

	Since a breach of the provisions of Section 8 or Section 9 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an appropriate order from a court of competent jurisdiction restraining such breach or a threatened breach, and in any such case no bond or other security shall be required to be posted in connection therewith. Employee agrees that the provisions of Section 8 or Section 9 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in
Section 8 or Section 9 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

11.	Insurance.  The Company agrees to include Employee in the coverage of any directors' and officers' liability it provides on behalf of its directors or other senior executive officers and, if Employee is a fiduciary under a Company plan, coverage under the applicable fiduciary liability insurance policy.

12.	Notices.  Any notices pertaining to this Agreement if to the Company shall be addressed to the Company at its address set forth in the opening paragraph of this Agreement, with a copy of any notice to the Company to be sent to Leo Silverstein, Esq., Reitler Brown & Rosenblatt LLC, 800 Third Avenue, New York, New York 10022 and if to Employee shall be addressed to her at her address stated in the opening of paragraph of this Agreement.
All notices shall be in writing and shall be deemed duly given if personally delivered or sent by registered or certified mail, overnight or express mail or by telefax. If sent by registered or certified mail, notice shall be deemed to have been received and effective three days after mailing; if by overnight or express mail or by telefax, notice shall be deemed received the next business day after being sent. Any party may change its address for notice hereunder by giving notice of such change in the manner provided herein.

13.	Entire Agreement.  This Agreement contains the entire agreement of the parties respecting the subject matter contained herein. No modification of any provision hereof shall be effective except by a written agreement signed by the parties hereto.

14.	Miscellaneous.

a.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts entirely made and performed therein.

b.	This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors, heirs and assigns (where permitted).

c.	The waiver by one party hereto of any breach by the other (the
"Breaching Party") of any provision of this Agreement shall not operate or be construed as a waiver of any other (prior or subsequent) breach by the Breaching Party, and waiver of a breach of a provision in one instance shall not be deemed a waiver of a breach of such provision in any other circumstance.


	IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the year and date first above written.

Dated July 31, 2009


					 SCIENTIFIC INDUSTRIES, INC.

				       By:/s/ Joseph G. Cremonese
                               __________________________________________
                               Joseph G. Cremonese, Chairman of the Board



                               /s/ Helena R. Santos
                              _____________________________________________
                              Helena R. Santos